Exhibit 99.1

J.B. Hunt Transport Services, Inc.	Contact: David G. Mee
615 J.B. Hunt Corporate Drive	Executive Vice President, Finance/Administration
Lowell, Arkansas 72745	and Chief Financial Officer
(NASDAQ: JBHT)	(479) 820-8363

FOR IMMEDIATE RELEASE

J.B. HUNT TRANSPORT SERVICES, INC. REPORTS REVENUES AND EARNINGS

FOR THE FIRST QUARTER 2018

■	First Quarter 2018 Revenue:	$1.95 billion; up 20%
■	First Quarter 2018 Operating Income:	$169 million; up 13%
■	First Quarter 2018 EPS:	$1.07 vs. 92 cents

LOWELL, ARKANSAS, April 16, 2018 - J.B. Hunt Transport Services, Inc., (NASDAQ:JBHT) announced first quarter 2018 net earnings of $118.1 million, or diluted earnings per share of $1.07 vs. first quarter 2017 net earnings of $102.7 million, or 92 cents per diluted share.

Total operating revenue for the current quarter was $1.95 billion, compared with $1.63 billion for the first quarter 2017. Current quarter total operating revenue, excluding fuel surcharges, increased 17% vs. first quarter 2017. Intermodal (JBI) load growth was 6% and revenue per load excluding fuel surcharges increased approximately 4% over first quarter 2017 levels. Dedicated Contract Services (DCS) segment revenue increased by 26% over prior year primarily from additional customer contracts from a year ago and customer rate increases. Integrated Capacity Solutions (ICS) load growth was 6% and revenue per load increased approximately 34% over the same period in 2017. Truck (JBT) segment revenue decreased 1% primarily from fewer seated trucks compared to a year ago.

Operating income for the current quarter totaled $169 million vs. $149 million for the first quarter 2017. Benefits from volume growth, higher customer rates, new customer contracts and a continuing vibrant spot pricing market were partially offset by increased purchased transportation costs; lower intermodal network utilization; lower productivity in winter weather affected regions; higher driver and non-driver salaries, wages and benefits; higher Final Mile Services (FMS) network facilities costs; higher maintenance costs on equipment scheduled to be traded in 2018; increased technology spend on legacy system upgrades; continuing branch network expansion; increased equipment ownership costs and increased insurance and claims costs.

Net interest expense for the current quarter increased 34% from the same period in 2017 due to higher effective interest rates on our debt.

The effective income tax rate decreased to 26.0% in the current quarter compared to 28.0% in the first quarter 2017 due to the estimated impact of the Tax Cuts and Jobs Act of 2017. First quarter 2017 recorded a one-time tax benefit of $13.6 million or 12 cents per diluted share from the claiming of research and development tax credits and domestic production tax deductions incurred during the 2012 through 2016 tax years. The annual tax rate for 2018 is estimated to be 26.0%.

Segment Information:

Intermodal (JBI)

■	First Quarter 2018 Segment Revenue:	$1.07 billion; up 14%
■	First Quarter 2018 Operating Income:	$114 million; up 20%

JBI load volumes grew 6% over the same period 2017. Transcontinental loads grew 2%, and the Eastern network load volume grew 12% compared to prior year. Revenue grew approximately 14% reflecting the 6% volume growth and an 8% increase in revenue per load, which is determined by the combination of customer rates, fuel surcharges and freight mix. Revenue per load excluding fuel surcharge revenue increased approximately 4% year over year.

Operating income increased 20% from prior year. Benefits from volume growth, customer rate increases and freight mix were partially offset by an increase in rail purchased transportation costs; reduced network utilization and lower dray efficiency created from rail congestion, customer equipment pool utilization and a tight third party dray market; higher equipment ownership costs; increased driver wages and recruiting costs; increased costs for onboarding and integration of container tracking technologies and insurance and claims costs compared to the same period in 2017. The current period ended with approximately 89,500 units of trailing capacity and 5,450 power units assigned to the dray fleet.

Dedicated Contract Services (DCS)

■	First Quarter 2018 Segment Revenue:	$494.5 million; up 26%
■	First Quarter 2018 Operating Income:	$41 million; down 9%

DCS revenue increased 26% during the current quarter over the same period 2017. Productivity (revenue per truck per week) increased approximately 5% vs. 2017. Productivity excluding fuel surcharges increased approximately 2% primarily from customer rate increases partially offset by lower productivity and operating velocity (loads per week) at accounts in the winter weather affected areas of the Midwest and Northeast regions compared to 2017. Included in the DCS revenue growth, Final Mile Services (FMS) recorded an increase of $35 million (including approximately $25 million from the July 2017 acquisition), a 75% increase in FMS revenue, compared to first quarter 2017.

A net additional 1,329 revenue producing trucks, 184 net additions compared to fourth quarter 2017, were in the fleet by the end of the quarter compared to prior year. Approximately 55% of these additions represent private fleet conversions and 32% represent FMS vs. traditional dedicated capacity fleets. Customer retention rates remain above 98%.

Operating income decreased 9% from a year ago primarily from winter weather inefficiencies, higher insurance and claims costs, increased driver wages and recruiting costs, higher non-driver salaries wages and benefits, higher facilities rent and costs from the expanded FMS network, increased maintenance costs on equipment scheduled to be traded in 2018 and approximately $1.9 million in additional non-cash amortization expense compared to the same period a year ago.

Integrated Capacity Solutions (ICS)

●	First Quarter 2018 Segment Revenue:	$296.1 million; up 41%
●	First Quarter 2018 Operating Income:	$9 million; up 99%

ICS revenue increased 41% vs. first quarter 2017. Volumes increased 6% while revenue per load increased approximately 34% primarily due to a more vibrant spot pricing market compared to the same period a year ago. Spot volumes increased 43% and contractual volumes decreased approximately 7% from a year ago. Contractual business represents approximately 67% of total load volume and 44% of total revenue in the current period compared to 76% and 63%, respectively, in first quarter 2017. Of the total reported ICS revenue, approximately $96 million was executed through the marketplace for J.B. Hunt 360.

Operating income increased 99% over the same period in 2017 primarily from a higher revenue per load, a higher gross profit margin and a higher number of Mature branches (more than two years old) partially offset with continuing personnel growth costs and increased technology spending as marketplace for J.B. Hunt 360 continues its rollout. Gross profit margin increased to 14.4% in the current quarter vs. 14.3% last year primarily due to increased spot market activity. Total branch count grew to 44 locations compared to 42 at the end of the comparable period last year. ICS’s carrier base increased over 15% and employee count increased 14% compared to first quarter 2017.

Truck (JBT)

■	First Quarter 2018 Segment Revenue:	$92.7 million; down 1%
■	First Quarter 2018 Operating Income:	$5 million; up 4%

JBT revenue decreased 1% from the same quarter 2017. Revenue excluding fuel surcharge decreased approximately 3% primarily from a 15% decrease in load count partially offset by an increase in revenue per load. Revenue per load excluding fuel surcharge increased 14% primarily from a 10% increase in rates per loaded mile and a 3% increase in length of haul compared to the same period in 2017. At the end of the current quarter JBT operated 1,926 tractors compared to 2,144 in 2017.

Operating income for the current quarter increased by 4% compared to first quarter 2017. Benefits from the higher revenue per load were mostly offset by an approximate 10% decrease in tractor count, an average of 162 unseated trucks during the quarter, higher driver and independent contractor costs per mile and higher recruiting costs per driver and independent contractor compared to first quarter 2017.

Cash Flow and Capitalization:

At March 31, 2018, we had a total of $1.0 billion outstanding on various debt instruments compared to $951 million at March 31, 2017, and $1.09 billion at December 31, 2017. At March 31, 2018, we had cash and cash equivalents of $7 million.

Our net capital expenditures for the first quarter 2018 approximated $179 million compared to $91 million for the first quarter 2017.

We did not purchase any shares of our common stock during the quarter. At March 31, 2018, we had approximately $521 million remaining under our share repurchase authorizations. Actual shares outstanding at March 31, 2018, approximated 109.8 million.

This press release may contain forward-looking statements, which are based on information currently available. Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 1A of our Annual Report filed on Form 10-K for the year ended December 31, 2017. We assume no obligation to update any forward-looking statement to the extent we become aware that it will not be achieved for any reason. This press release and additional information will be available to interested parties on our website, www.jbhunt.com.

J.B. HUNT TRANSPORT SERVICES, INC. Condensed Consolidated Statements of Earnings (in thousands, except per share data)
(unaudited)

	Three Months Ended March 31
	2018		2017
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$1,712,934		$1,461,768
Fuel surcharge revenues	235,311		167,390
Total operating revenues	1,948,245	100.0%	1,629,158	100.0%

Operating expenses
Rents and purchased transportation	964,892	49.5%	806,439	49.5%
Salaries, wages and employee benefits	450,265	23.1%	380,311	23.3%
Fuel and fuel taxes	107,881	5.5%	80,646	5.0%
Depreciation and amortization	105,583	5.4%	92,189	5.7%
Operating supplies and expenses	70,681	3.6%	58,022	3.6%
General and administrative expenses, net of asset dispositions	32,326	1.7%	23,481	1.3%
Insurance and claims	28,499	1.5%	23,005	1.4%
Operating taxes and licenses	11,588	0.6%	10,680	0.7%
Communication and utilities	7,749	0.4%	4,996	0.3%
Total operating expenses	1,779,464	91.3%	1,479,769	90.8%
Operating income	168,781	8.7%	149,389	9.2%
Net interest expense	9,152	0.5%	6,817	0.4%
Earnings before income taxes	159,629	8.2%	142,572	8.8%
Income taxes	41,487	2.1%	39,870	2.5%
Net earnings	$118,142	6.1%	$102,702	6.3%
Average diluted shares outstanding	110,863		112,026
Diluted earnings per share	$1.07		$0.92

Financial Information By Segment
(in thousands)
(unaudited)

	Three Months Ended March 31
	2018		2017
		% Of		% Of
	Amount	Total	Amount	Total

Revenue

Intermodal	$1,070,264	55%	$937,118	57%
Dedicated	494,480	25%	392,461	24%
Integrated Capacity Solutions	296,105	15%	209,419	13%
Truck	92,718	5%	93,688	6%
Subtotal	1,953,567	100%	1,632,686	100%
Intersegment eliminations	(5,322)	(0%)	(3,528)	(0%)
Consolidated revenue	$1,948,245	100%	$1,629,158	100%

Operating income

Intermodal	$114,242	68%	$95,261	64%
Dedicated	40,562	24%	44,754	30%
Integrated Capacity Solutions	8,876	5%	4,469	3%
Truck	5,130	3%	4,941	3%
Other (1)	(29)	(0%)	(36)	(0%)
Operating income	$168,781	100%	$149,389	100%

(1) Includes corporate support activity

Operating Statistics by Segment
(unaudited)

	Three Months Ended March 31
	2018	2017

Intermodal

Loads	495,764	466,840
Average length of haul	1,661	1,680
Revenue per load	$2,159	$2,007
Average tractors during the period *	5,494	5,222

Tractors (end of period)
Company-owned	4,763	4,506
Independent contractor	682	664
Total tractors	5,445	5,170

Net change in trailing equipment during the period	883	624
Trailing equipment (end of period)	89,493	85,218
Average effective trailing equipment usage	87,265	77,370

Dedicated

Loads	688,350	596,740
Average length of haul	182	180
Revenue per truck per week**	$4,332	$4,113
Average trucks during the period***	8,855	7,438

Trucks (end of period)
Company-owned	8,383	7,041
Independent contractor	52	12
Customer-owned (Dedicated operated)	476	529
Total trucks	8,911	7,582

Trailing equipment (end of period)	26,514	22,963
Average effective trailing equipment usage	27,069	23,564

Integrated Capacity Solutions

Loads	251,521	238,058
Revenue per load	$1,177	$880
Gross profit margin	14.4%	14.3%
Employee count (end of period)	971	853
Approximate number of third-party carriers (end of period)	59,800	52,100

Truck

Loads	81,499	95,636
Average length of haul	453	438
Loaded miles (000)	36,925	41,886
Total miles (000)	43,845	50,018
Average nonpaid empty miles per load	84.9	85.0
Revenue per tractor per week**	$3,775	$3,411
Average tractors during the period *	1,943	2,151

Tractors (end of period)
Company-owned	1,267	1,379
Independent contractor	659	765
Total tractors	1,926	2,144

Trailers (end of period)	7,036	7,514
Average effective trailing equipment usage	6,560	7,163

* Includes company-owned and independent contractor tractors
** Using weighted workdays
*** Includes company-owned, independent contractor, and customer-owned trucks

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	March 31, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$7,082	$14,612
Accounts Receivable	900,903	920,767
Prepaid expenses and other	335,705	403,349
Total current assets	1,243,690	1,338,728
Property and equipment	4,764,722	4,670,464
Less accumulated depreciation	1,720,446	1,687,133
Net property and equipment	3,044,276	2,983,331
Other assets	141,318	143,290
	$4,429,284	$4,465,349

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Current debt	$247,609	$-
Trade accounts payable	505,839	598,594
Claims accruals	264,523	251,980
Accrued payroll	58,599	42,382
Other accrued expenses	23,573	28,888
Total current liabilities	1,100,143	921,844

Long-term debt	752,423	1,085,649
Other long-term liabilities	88,373	76,661
Deferred income taxes	545,282	541,870
Stockholders' equity	1,943,063	1,839,325
	$4,429,284	$4,465,349

Supplemental Data
(unaudited)

	March 31, 2018	December 31, 2017

Actual shares outstanding at end of period (000)	109,756	109,753

Book value per actual share outstanding at end of period	$17.70	$16.76

	Three Months Ended March 31
	2018	2017

Net cash provided by operating activities (000)	$261,618	$285,633

Net capital expenditures (000)	$179,045	$91,007